EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED MAY 25, 2011
PAYCHEX NAMES NEW SENIOR VICE PRESIDENT OF SALES
Former ADP, Xerox Executive Rebecca F. Bernson Joins Company June 1
Rochester, NY (May 25, 2011) – Paychex, Inc., a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses, today announced the appointment of Rebecca F. Bernson as senior vice president of sales. The Paychex Board of Directors also named her an officer of the company. Bernson is a senior executive with more than 30 years experience leading Fortune 500 sales organizations, specializing in business process outsourcing. Bernson begins her new role with Paychex on June 1, 2011.
“I am very excited to have Rebecca join our executive team as the leader of our sales organization – a very important role for us,” says Martin Mucci, Paychex president and chief executive officer. “She comes to Paychex with a record of success in delivering sales and revenue growth and a wealth of sales leadership experience, including many years in our industry.”
Most recently, Bernson was senior vice president of sales for National Account Services at Automatic Data Processing. In this role, she led a national field sales, sales support, and sales operations team. She had revenue contract responsibility totaling $1.5 billion for U.S.-based business, including over $300 million of new annualized revenue, for products such as payroll, human resource solutions, time and labor, and comprehensive outsourced solutions.
Prior to joining ADP, Bernson held numerous sales leadership roles with Xerox Corporation for 25 years. During her tenure with the global document management company, Bernson’s responsibilities included national leadership of the company’s supply sales organization.
A native of North Augusta, South Carolina, Bernson holds a Bachelor of Fine Arts degree from the University of Georgia.
About Paychex
Paychex, Inc. (NASDAQ:PAYX) is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers’ compensation, are made available through Paychex Insurance Agency, Inc. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices serving approximately 536,000 payroll clients nationwide as of May 31, 2010. For more information about Paychex and our products, visit www.paychex.com.
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Media Contact
Laura Saxby Lynch
Director, Corporate Communications
(585) 383-3074
lsaxbylynch@paychex.com